The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:	Mary Doyle Vice President Investor Relations (800)225-0135 (214)528-5588

HALLWOOD GROUP REPORTS RESULTS FOR THE
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004

Dallas, Texas, November 12, 2004 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the third quarter and nine months ended September 30, 2004.

For the quarter, net income was $28.6 million, or $19.25 per share, assuming dilution, compared to $4.8 million, or $3.44 per share, in 2003. Income from continuing operations was $732,000, or $0.49 per share, compared to $1.4 million, or $1.00 per share, in 2003, on revenue of $32.6 million and $27.2 million, respectively.

For the nine months, net income was $56.0 million, or $38.06 per share, assuming dilution, compared to net income of $7.0 million, or $5.02 per share, in 2003. Income from continuing operations was $16.4 million, or $11.16 per share, compared to $2.7 million, or $1.95 per share, in 2003, on revenue of $101.7 million and $78.3 million, respectively.

During the quarter, the Company completed the merger and sale of its limited partnership and general partnership interests in Hallwood Realty Partners, L.P. Third quarter results include income from discontinued real estate operations of $27.9 million, or $18.76 per share, in 2004 and $3.4 million, or $2.44 per share, in 2003. For the nine months, income from discontinued real estate operations was $39.6 million, or $26.90 per share, and $4.3 million, or $3.07 per share, respectively.

Following is a comparison of results for the textile products business segment and other items included in continuing operations:

Textile products. For the 2004 third quarter, the textile products business segment reported income of $4.2 million on revenue of $31.3 million, compared to income of $2.2 million on revenue of $26.2 million in 2003. For the nine months, income was $13.7 million on revenue of $98.1 million, compared to income of $4.8 million on revenue of $75.2 million in 2003. The increase in 2004

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revenue and income was the result of higher margins and increased sales of specialty fabrics to U.S. military contractors and higher margins.

Other. Other items, consisting principally of hotel revenue and expenses, amortization of deferred revenue, interest income and expense, equity income from energy investments and administrative expenses, resulted in losses of $2.5 million and $212,000 for the 2004 and 2003 quarters, respectively. For the nine months, the losses were $2.8 million and $482,000, respectively.

Income taxes. For the 2004 third quarter, income tax expense relating to continuing operations was $971,000, which included a non-cash, deferred federal tax expense of $413,000, a current federal tax expense of $25,000 and state tax expense of $533,000. For the 2003 quarter, income tax expense was $591,000, which included a non-cash deferred federal tax expense of $291,000, a current federal tax expense of $5,000 and state tax expense of $295,000.

For the 2004 nine months, income tax benefit relating to continuing operations was $5.5 million, which included a non-cash, deferred federal tax benefit of $7.5 million, a current federal tax expense of $230,000 and state tax expense of $1.7 million. For the 2003 nine months, income tax expense was $1.6 million, which included a non-cash, deferred federal tax expense of $872,000, current federal tax expense of $15,000 and state tax expense of $665,000.

Discontinued real estate operations. The Company completed the merger and sale of its limited partnership interest and general partnership interests in Hallwood Realty Partners, L.P. on July 16, 2004. The Company received approximately $66 million, including restricted cash, and repaid $14.4 million of related bank debt.

For the 2004 third quarter, income from discontinued real estate operations was $27.9 million, compared to $3.4 million in 2003. For the nine months, income from discontinued real estate operations was $39.6 million, compared to $4.3 million in 2003.

The 2004 quarter was after $15.4 million of income tax expense, which included a non-cash, deferred federal tax expense of $14.8 million. The 2003 quarter was after an income tax benefit of $2.6 million, which was primarily a non-cash, deferred federal tax benefit of $2.7 million.

The 2004 nine months was after $5.8 million of income tax expense, which included a non-cash, deferred federal tax expense of $5.1 million. The 2003 nine months included an income tax benefit of $5.9 million, which primarily a non-cash, deferred federal tax benefit of $6.0 million.

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The following table sets forth selected financial information for the three months and nine months ended September 30, 2004 and 2003.

THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue	$32,610	$27,227	$101,676	$78,313
Income from continuing operations, before income tax	1,703	1,990	10,893	4,301
Income tax (expense) benefit	(971)	(591)	5,518	(1,152)

Income from continuing operations	732	1,399	16,411	2,749
Income from discontinued operations	27,885	3,421	39,552	4,255

Net income	28,617	4,820	55,963	7,004
Cash dividend on preferred stock	—	—	—	(50)

Net income available to common stockholders	$28,617	$4,820	$55,963	$6,954

PER COMMON SHARE:
BASIC
Income from continuing operations	$0.55	$1.04	$12.37	$1.99
Income from discontinued operations	21.03	2.56	29.82	3.14

Net income	$21.58	$3.60	$42.19	$5.13

Weighted average shares outstanding	1,326	1,340	1,326	1,354
ASSUMING DILUTION:
Income from continuing operations	$0.49	$1.00	$11.16	$1.95
Income from discontinued operations	18.76	2.44	26.90	3.07

Net income	$19.25	$3.44	$38.06	$5.02

Weighted average shares outstanding	1,487	1,401	1,471	1,386

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.